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                                                                 EXHIBIT 10.2

              AGREEMENT ALLOCATING AND DISTRIBUTING PROCEEDS
                          FROM THE SALE OF ASSETS


   This Agreement Allocating and Distributing Proceeds from the Sale of Assets ("Agreement") is made as of April 20, 2004 among J. Edward Connelly Associates, Inc., a Pennsylvania corporation ("JECA"), John S. Aylsworth ("Aylsworth"), Terrence L. Wirginis ("Wirginis") and Ralph J. Vaclavik ("Vaclavik").

                               RECITALS

   A. JECA is the owner of the sole Class B Unit of President Broadwater Hotel, L.L.C. ("PBHLLC").

   B. PBHLLC is one subject of a pending Motion for Approval of Agreement between Debtors and Bondholder Representatives Regarding Process for the Sale of Assets (the "Motion") filed on March 11, 2004 as part of the bankruptcy proceedings involving President Casinos, Inc. and certain of its subsidiaries ("Debtors") in the United States Bankruptcy Court for the Eastern District of Missouri.

   C. The Motion, in form attached hereto as Exhibit 1, seeks court approval of an agreement among certain creditors and other stakeholders to market for sale certain of the assets of the Debtors and PBHLLC (the "Assets").

   D. In the event that the process of marketing for sale the Assets results in any sales, then JECA possesses certain contingent rights to receive certain portions of the proceeds as outlined on the "Term Sheet" (as defined in the Motion) attached as Exhibit A to the Motion.

   E. JECA acknowledges in advance the value of the efforts of Aylsworth, Wirginis and Vaclavik to the extent that JECA receives any such proceeds and, in recognition of such efforts, intends to share such proceeds with Aylsworth, Wirginis and Vaclavik as provided below.

   Therefore, in consideration of the foregoing and the representatives and covenants contained in this Agreement, the parties agree as follows:

   1. The Proceeds received by JECA from the sale of the Assets shall be allocated and distributed among the parties in the priorities and percentages set forth in the following table:

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Proceeds JECA
Aylsworth Wirginis Vaclavik

$1 to
$4,000,000           100%            -                -              -

$4,000,001 to
$8,000,000            -              50%              50%            -

$8,000,001 to
$10,000,000           50%            25%              25%            -

$10,000,001 to
$16,000,000           47.5%          23.75%           23.75%         5%

In excess of
$16,000,000           50%            25%               25%           -

   JECA shall use its best effort to effect distribution of all payments due Aylsworth, Wirginis and Vaclavik immediately following receipt by JECA of such proceeds; provided, however, that in no event shall such distribution occur more than 21 days after such receipt by JECA.

   2. JECA represents and warrants to Aylsworth, Wirginis and Vaclavik as follows:

      (a) JECA is a corporation duly incorporated and validly existing under Pennsylvania law, is in good standing under Pennsylvania law, and has corporate power to carry on its business as now conducted.

      (b) The execution, delivery and performance by JECA of this Agreement are within JECA's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of JECA.

      (c) The execution, delivery and performance by JECA of the Agreement do not and will not (i) contravene or conflict with any law or regulation to which JECA is subject; (ii) contravene or conflict with any jugdment, order or decree binding upon JECA; or (iii) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of JECA.

      (d) Upon default, JECA shall deliver to Aylsworth and Wirginis the audited balance sheet of JECA and the related audited statements of income, retained earnings and cash flows for the fiscal year ended February 28, 2004, together with the notes thereto ("2003 Financial Statements"). To JECA's knowledge, the 2003 Financial Statements present fairly, in all material respects and in conformity with generally accepted accounting principles applicable to audited financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles), the financial position, results of operations, changes in financial position and cash flows of JECA as of the date thereof or for the period set forth therein. There have been no material adverse changes to JECA's financial condition (including no material reduction in the sum of JECA's cash and accounts receivable) since the date of the 2003 Financial Statements.

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      (e) To JECA's knowledge after due inquiry, there are no material liabilities of JECA other than liabilities: (i) not required under generally accepted accounting principles applicable to audited financial statements to be shown on the 2003 Financial Statements; or (ii) incurred in the ordinary course of business since the date of the 2003 Financial Statements which, when considered together with any corresponding asset resulting from the event which gave rise to such liability, have not had and would not reasonably be expected to have a material adverse effect in the financial condition of JECA.

      (f) Except as otherwise disclosed, JECA has good and marketable title to its Class B Unit of PBHLLC, subordinate only to the senior security interest of interest of Guaranty Business Credit Corporation, successor to Fremont Financial Corporation, and free of any liens and encumbrances.

   3. No amendment or waiver of any provision of this Agreement shall be valid unless written and signed by all parties. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

   4. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, executors, successors and assigns.

   5. This Agreement shall be governed by and construed in accordance with Pennsylvania law.

   6. The Exhibits identified in this Agreement are incorporated herein by this reference.

   7. In the event of any litigation pertaining to this Agreement, the prevailing party shall be reimbursed in full by the defaulting party for all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such proceeding.

   8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto, and supercedes any prior oral or written understandings, agreements or representations by or between the parties, including the Term.

   9. Each party will execute such additional instruments and take such additional action as may be reasonably requested by any other party to carry out the intent and purposes of this Agreement.

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   The parties have executed this Agreement as of the date first written above.

J. EDWARD CONNELLY ASSOCIATES, INC.

By:


/s/ John E. Connelly
------------------------
    John E. Connelly
    Chairman of the Board

/s/ John S. Aylsworth
------------------------
    John S. Aylsworth

/s/ Terrence L. Wirginis
------------------------
    Terrence L. Wirginis

/s/ Ralph J. Vaclavik
------------------------
    Ralph J. Vaclavik

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